Exhibit 10.3

The consulting agreement between Accelerated Online, Inc. and Vado Corp. is terminated effective June 1, 2021, and any compensation owed to Accelerated Online, Inc. can be paid in cash or stock. No further interest shall accrue on the amount owed to Accelerated Online, Inc.

Accelerated Online, Inc.

By:  /s/ David Lelong

David Lelong, CEO

Vado Corp.

By:  /s/ David Lelong

David Lelong, CEO